Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2012 relating to the consolidated financial statements of Delta Oil and Gas, Inc. which appears in Delta Oil and Gas, Inc.'s Annual Report on Form 10-K for the years ended December 31, 2011 and 2010.

/s/ Mark Bailey & Company, Ltd.
     Mark Bailey & Company, Ltd.
     March 5, 2013